Exhibit 107

Calculation of Filing Fee Table

FORM S-1

(Form Type)

NEAR INTELLIGENCE, INC.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered(1)		Proposed Maximum Offering Price Per Unit		Maximum Aggregate Offering Price(1)		Fee Rate	Amount of Registration Fee
Fees to be paid	Equity	Common Stock	457(c)	48,231,701	(2)	$2.283	(3)	$110,112,973.38		0.00011020	$12,134.45
Fees to be paid	Equity	Common Stock issuable on exercise of Private Placement Warrants	Other(4)	5,200,000		$11.50		$59,800,000	(4)	0.00011020	$6,589.96
Fees to be paid	Equity	Private Placement Warrants	Other(4)	5,200,000			(4)		(4)
Fees to be paid	Equity	Common Stock issuable upon exercise of CD Warrants	457(c)	149,234		$2.283	(3)	$340,701.22		0.00011020	$37.55
Fees to be paid	Equity	Common Stock issuable on conversion of Convertible Debentures	457(c)	2,897,733		$2.283	(3)	$6,615,524.44		0.00011020	$729.03
Total Offering Amounts								$176,869,199.04			$19,490.99
Total Fees Previously Paid											$-
Total Fee Offsets											$-
Net Fee Due											$19,490.99

(1)	Includes an indeterminable number of additional securities that, pursuant to Rule 416 under the Securities Act, may be issued by reason of any stock split, stock dividend or similar transaction.
(2)	Consists of (i) an aggregate of 40,283,923 shares of Common Stock held by former Near Holdings equityholders, (ii) an aggregate of 4,075,000 shares of Common Stock held by the Sponsor and former directors of KludeIn, (iii) an aggregate of 1,268,916 shares of Common Stock held by BTIG and IBS, which shares were issued to BTIG and IBS as deferred underwriting compensation, (iv) 2,522,068 shares of Common Stock held by CF&CO, which shares were issued to CF&CO in lieu of a cash advisory fee, and (v) 81,794 shares of Common Stock held by Northland, which shares were issued to Northland as compensation for capital market advisory services.
(3)	Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(c) under the Securities Act, based on the average of the high and low prices of the shares of Common Stock on The Nasdaq Global Market on May 9, 2023 (such date being within five business days of the date that this registration statement was first filed with the SEC).
(4)	Consistent with the response to Question 240.06 of the Securities Act Rules Compliance and Disclosure Interpretations, the registration fee with respect to the Private Placement Warrants has been allocated to the shares of Common Stock underlying such Private Placement Warrants and the registration fee for those shares of Common Stock is based on the exercise price of the Private Placement Warrants.